Exhibit 5.2

919 Third Avenue New York, NY 10022 212 935 3000 mintz.com

November 13, 2025

Profound Medical Corp.

2400 Skymark Avenue, Unit #6

Mississauga, Ontario L4W 5K5

Re: Registration Statement of Profound Medical Corp. on Form S-3

Ladies and Gentlemen:

We have acted as United States federal and State of New York counsel to Profound Medical Corp., a corporation existing under the laws of Ontario, Canada (“Profound”), in connection with the preparation and filing of the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”), which, among other things, relates to the issuance and sale by Profound from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of debt securities of Profound (“Debt Securities”), which may be issued in one or more series under an indenture (the “Indenture”) proposed to be entered into by Profound and the trustee to be named therein (the “Trustee”), the form of which is filed as an exhibit to the Registration Statement.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the form of Indenture filed as an exhibit to the Registration Statement, and (iii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein, and we have considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Profound and others and of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, when the Debt Securities shall have been duly authorized, executed, authenticated and delivered in accordance with the terms of the Indenture, as supplemented by one or more applicable supplemental indentures, the Debt Securities will constitute legal, valid and binding obligations of Profound, enforceable against Profound in accordance with their respective terms under the laws of the State of New York, except: (i) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Boston Los Angeles New York San Diego San Francisco toronto Washington

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ November 13, 2025 Page 2

In rendering the opinions expressed above, we have assumed:

•	the Registration Statement, and any amendments thereto (including post-effective amendments) shall have become and remain effective under the Securities Act;

•	the Indenture and any applicable indenture supplements shall have been duly authorized, executed and delivered by Profound;

•	the Indenture is governed by the laws of the state of New York;

•	the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended;

•	the terms of the applicable Debt Securities have been duly established in accordance with the Indenture and any applicable indenture supplements;

•	the terms of the Debt Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon Profound or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over Profound;

•	the Debt Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto;

•	if required, certificates representing the Debt Securities will be duly executed and delivered by Profound and, to the extent required by the Indenture and any applicable indenture supplements, duly authenticated;

•	the Board of Directors of Profound, including any duly authorized committee thereof, shall have taken all necessary corporate action to approve the issuance, offering and sale of such Debt Securities and related matters and appropriate officers of Profound shall have taken all related action as directed by or under the direction of the Board of Directors of Profound.

MINTZ November 13, 2025 Page 3

In addition, we have assumed, (i) the due incorporation and valid existence of the Trustee, (ii) that the Trustee will have the requisite legal power and authority to perform its obligations under the Indenture and any applicable indenture supplements, (iii) that the Indenture and any applicable indenture supplements will be duly and validly authorized, executed and delivered by the Trustee, and (iv) that the Indenture will constitute at the time of issuance of any Debt Securities thereunder the valid and binding obligation of the Trustee.

We are opining solely on the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other international, Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.